Exhibit 3.1

GLOBAL BLOOD THERAPEUTICS, INC.
BYLAW AMENDMENT
Section 8 of Article VI of the Amended and Restated Bylaws of Global Blood Therapeutics, Inc. is hereby amended and restated to read as set forth below.
SECTION 8.  Forum.  Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, (a) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of or based on a breach of a fiduciary duty owed by any current or former Director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any current or former Director, officer, other employee, agent or stockholder of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Certificate or these Bylaws (as either may be amended from time to time), (iv) any action or proceeding asserting a claim against the Corporation or any current or former Director, officer or other employee of the Corporation governed by the internal affairs doctrine and (v) any action or proceeding asserting an “internal corporate claim”, as that term is defined in Section 115 of the Delaware General Corporation Law; provided, however, that this clause (a) shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.  Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8 of Article VI.